Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 29, 2018, relating to the financial statements and financial highlights of Kayne Anderson Energy Total Return Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Ratification of Selection of Independent Registered Public Accounting Firm”, “Financial Statements”, “Independent Registered Public Accounting Firm”, “Agreement and Plan of Reorganization”, and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, California

May 11, 2018